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                                                                     EXHIBIT 4.4

                          FORM OF RECONFIRMATION LETTER


[ADDRESS]

                 Re: Wentworth II, Inc. Reconfirmation Offering


Dear __________________:

On March 18, 2003, we entered into a merger agreement with Natural Golf Corporation, an Illinois corporation, and subsequently filed a post-effective amendment to our registration statement with the SEC. As a result, pursuant to SEC Rule 419, we are now required to request reconfirmation of your investment in Wentworth II, Inc. If investors holding at least 80% of our initial offering reconfirm their investment, we will complete our merger with Natural Golf Corporation.

Attached is a copy of the amended prospectus for the reconfirmation offering. In accordance with SEC Rule 419, you will have until [insert date] (45 business days from the effective date of the prospectus) to notify us that you elect to remain an investor. Please read the amended prospectus, and then review the statements below.

If you fail to return this reconfirmation letter with your signed election by [insert date] (45 business days from the effective date of the prospectus) and we otherwise have enough reconfirming investors to complete the merger, we will return 90% of your investment in Wentworth II, Inc. The other 10% of your investment has been used to pay our offering expenses and will not be returned.

If investors holding more than 20% of our initial offering do not reconfirm their investment or fail to return a signed election in a timely manner, we will not complete the merger with Natural Golf. In such case, we will continue to pursue a business combination. If we do not complete a business combination by February 7, 2004, we will return 90% of your investment to you.

Please make your election, sign and date this reconfirmation letter where indicated below and return this letter in the self-addressed envelope. It is important that we receive your election to remain an investor in writing. Any additional questions regarding the reconfirmation offering may be directed to Spencer Browne at (303) 320-1870.

Very truly yours,
Wentworth II, Inc.

Spencer I. Browne, Secretary




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                             RECONFIRMATION ELECTION

                 Re: Wentworth II, Inc. Reconfirmation Offering


I have read the prospectus and the amended prospectus and I hereby:

______  Reconfirm my investment in the Wentworth II, Inc. offering.

______  Do NOT reconfirm my investment in the Wentworth II, Inc. offering.



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Printed Name


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Signature


Date:
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Please date and sign exactly as name(s) appears on your stock certificate. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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